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                                                                      Exhibit 11
                  AAMES FINANCIAL CORPORATION AND SUBSIDISARIES
                            EARNINGS (LOSS) PER SHARE
                 For the years ended June 30, 2000,1999 and 1998


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
                                                                 -------------    -------------    -------------
                                                                      2000            1999              1998
                                                                 -------------    -------------    -------------
BASIC EARNINGS (LOSS) PER COMMON SHARE:
      Net income (loss)                                          $(122,372,000)   $(247,967,000)   $  27,563,000
      Less: Accrued preferred dividends                             (8,126,000)      (1,950,000)            --
                                                                 -------------    -------------    -------------
      Net income (loss) available to common stockholders         $(130,498,000)   $(249,917,000)   $  27,563,000

      Average common shares outstanding                              6,209,000        6,200,000        5,710,000
                                                                 -------------    -------------    -------------
      Basic earnings (loss) per common share                     $      (21.02)   $      (40.31)   $        4.83
                                                                 =============    =============    =============


DILUTED EARNINGS (LOSS) PER COMMON SHARE:
     Net income (loss) for calculating diluted earnings (loss)
        per common share                                         $(130,498,000)   $(249,917,000)   $  27,563,000
     Adjust net income to add back the after-tax amount
        of interest recognized in the period associated
        with the convertible subordinated notes                           --               --          3,645,000
                                                                 -------------    -------------    -------------
        Adjusted net income (loss)                               $(130,498,000)   $(249,917,000)      31,208,000
                                                                 -------------    -------------    -------------

     Average common shares outstanding                               6,209,000        6,200,000        5,710,000
     Add exercise of options and warrants                                 --               --            219,000
     Convertible subordinated notes                                       --               --          1,221,000
                                                                 -------------    -------------    -------------
     Diluted shares outstanding                                      6,209,000        6,200,000        7,150,000
                                                                 -------------    -------------    -------------
     Diluted earnings (loss) per common share                    $      (21.02)   $      (40.31)            4.36
                                                                 =============    =============    =============
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